SECURED PROMISSORY NOTE

US$25,000	February 13, 2012

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation, a Nevada Corporation, and Innovative Logistics Techniques, Inc., a Virginia corporation (“Innolog”), with principal executive offices are located at 4000 Legato Road, Suite 830, Fairfax, Virginia 22033, telephone number is (703) 766-1412, fax number is (703) 766-1425 and five additional offices located in Washington D.C., Tennessee and Florida (together, the “Maker”), promises to pay to Erich Winkler, (the “Payee”), at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of TWENTY-FIVE THOUSAND United States dollars ($25,000) (the “Principal Amount” as further defined herein) in accordance with this secured promissory note (the “Note”) under the terms set forth herein. This Note is being made in conjunction with one or more other substantially similar notes of even date herewith (collectively the “BoD AR Notes”)

1.	Principal Amount:

The Principal Amount is TWENTY-FIVE THOUSAND thousand dollars ($25,000) ((“Principal Amount”). This note shall be repaid pari passu with each of the other BoD AR Notes.

2.	Maturity Date/Pre-payment:

The maturity date (“Maturity Date”) is forty-five (45) days from the receipt of the Principal Amount. The Maker shall have the right to prepay at any time and from time to time, in advance of the respective Maturity Date, without premium or penalty (but the entire Fee shall be due and payable), all or part of the then outstanding Principal Amount and other amounts due and owing. Each payment shall be applied first to the principal balance due. The Maturity Date may be extended with the approval of all parties.

3.	Rate of Interest/Fee:

Maker shall pay to Payee a flat fee (“Fee”) of ten percent of the Principal Amount, due and payable on the Maturity Date, which Fee shall be deemed earned at the time of the initial funding of the loan.

4.	Additional Compensation:

Maker shall issue to Payee or Payee’s designee Warrants in a number equal to the Principal Amount, convertible into common stock of Innolog Holdings Corporation, a Nevada corporation, at an exercise price of $0.06 per share for five years from the date hereof, with such other terms that are substantially the same as other similar warrants.

5.	Late Fee:

If this Note is not paid in full within three (3) business days of the Maturity Date, a late fee (“Late Fee”) of ten percent (10%) of the amount outstanding hereunder shall be due and owing, in which case, Maker shall have an additional thirty (30) days in which to pay the total amount owed (Principal Amount, Fee, Late Fee and any collection costs).

6.	Security Interest/Subordination/Guaranty

Maker shall grant to Payee and the holders of the other BoD AR Notes a joint and several security interest in the specific accounts receivable of Maker or Innolog as listed below:

Naval Research Laboratories, Prime Contract No. N00173-11-F-0438, Contract No. 5073-007, Electric Warfare Sys (INTOP), as billed on or about November 3, 2011, as may be more fully described in an Attachment A if so attached.

and the proceeds therefrom (the “Collateral”). Maker shall execute and promptly deliver such documents and instruments as Payee may request from time to time to secure, evidence and perfect Payee's security interest and relative priority in the Collateral.

Payee is an officer, director or insider of Maker and acknowledges that as such the repayment of this Note may be subordinate to the repayment or payment to other creditors of Maker.

This Note is also being guaranteed by Dr. Ian Reynolds pursuant to a separate Guaranty Agreement of even date herewith.

7.	Events of Default

The following shall constitute Events of Default hereunder:

(a)          If Maker defaults in the payment of any amount due on this Note when due; and

(b)          If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

8.	Remedies

(a)          Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)          If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including attorneys fees.

(c)          Upon an event of default, all amounts outstanding shall bear interest at the default interest rate of eighteen percent 18% per annum until paid in full, which shall be in addition to any Late Fees owed.

9. Miscellaneous

(a)          This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)          This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns. Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent and Payee may not assign its interests hereunder without Maker’s prior written consent.

(c)          Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)          None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

IN WITNESS WHEREOF, intending to be legally bound, Maker has caused this Secured Promissory Note to be executed as of the day and year first above written by its duly authorized and empowered officer or representative.

Innolog Holdings Corporation

By:
William P. Danielczyk, Chairman

Innovative Logistics, Techniques, Inc.

By:
Richard Stewart, President

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